Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Sysorex Global on Form S-8 of our report dated March 30, 2016, with respect to our audits of the consolidated financial statements of Sysorex Global and Subsidiaries as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014 appearing in the Annual Report on Form 10-K of Sysorex Global and Subsidiaries for the year ended December 31, 2015.

/s/ Marcum llp

Marcum llp

New York, NY

February 27, 2017